EXHIBIT 99.1
                                                                    ------------
FINANCIAL
RELATIONS BOARD

                                                        RE: NN, Inc.
                                                        2000 Waters Edge Drive
                                                        Johnson City, TN  37604


FOR FURTHER INFORMATION:

AT THE COMPANY                                  AT FINANCIAL RELATIONS BOARD
--------------                                  --------------------------------
Will Kelly                                      Marilynn Meek     Susan Garland
Treasurer & Manager of Investor Relations       (General info)    (Analyst info)
(423) 743-9151                                  212-827-3773      212-827-3775

FOR IMMEDIATE RELEASE
February 28, 2005

           NN, INC. REPORTS 2004 FOURTH QUARTER AND FULL YEAR RESULTS
                           PROVIDES GUIDANCE FOR 2005

Johnson City, Tenn, February 28, 2005 - NN, Inc. (Nasdaq: NNBR) today reported its financial results for the fourth quarter and year ended December 31, 2004. Results include the operations of NN Netherlands (Veenendaal) a component manufacturing operation in Veenendaal, The Netherlands since its acquisition from the SKF Group (SKF) on May 2, 2003. Additionally, net income includes the Company's 100% ownership interest in NN Euroball (Euroball) as a result of the purchase of SKF's 23% minority interest on May 2, 2003.

Net sales for the fourth quarter of 2004 were $78.3 million, up 16.7% from $67.0 million for the same period of 2003. Net loss for the fourth quarter totaled $(253,000), or $(0.01) per diluted share, compared to net income of $2.7 million, or $0.16 per diluted share for the fourth quarter of 2003. The Company had earlier indicated in prior guidance that it expected to report earnings for the fourth quarter between $0.05 and $0.08 per diluted share. The net loss in the fourth quarter is a result of four charges, three of which relate to the long-term global rationalization of manufacturing operations. The charges totaling $2.5 million after-tax, or $0.15 per diluted share, include the following:

     o The previously disclosed sale, at a loss, in December of 2004 of the idle manufacturing facility in Walterboro, South Carolina which was closed in 2001 ($0.03 per diluted share).

     o The consolidation of administrative office space in Veenendaal, The Netherlands in the fourth quarter which resulted in the early exit of a lease ($0.02 per diluted share).

     o    Severance   charges   associated   with   the   previously   announced
          rationalization of global capacity in 2005 ($0.08 per diluted share).

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

     o Notification late in the fourth quarter of unanticipated audit fee overruns from the Company's accounting firm, PricewaterhouseCoopers, LLP. ($0.02 per diluted share).

Net sales for the year 2004 were $304.1 million, up $50.6 million or 20.0% compared to $253.5 million for 2003. Of the 20% increase in year over year sales, sales growth and market share gains account for approximately 8.0%, inclusion of a full year of revenues from our Veenendaal, The Netherlands facility, acquired in May of 2003, accounts for 6.0% of the increase and currency exchange rates account for the remaining 6.0%. Net income for 2004 totaled $7.1 million, or $0.41 per diluted share, compared to $10.2 million, or $0.62 per diluted share for 2003. The $0.41 per diluted share for 2004 includes the negative impact of the aforementioned fourth quarter rationalization charges of $0.13 per diluted share. In addition, the following items negatively impacted full year earnings by $0.19 per diluted share:

     o Costs associated with the private placement of debt ($0.03 per diluted share).

     o The negative earnings impact of inventory reductions ($0.05 per diluted share).

     o The Company's Sarbanes-Oxley compliance efforts and related costs ($0.09 per diluted share).

     o Costs associated with the start-up of the new facilities in Slovakia and China ($0.02 per diluted share).

Roderick R. Baty, Chairman and Chief Executive Officer commented, "Although 2004 was a challenging year, operationally, our businesses continued to perform well. We began the year with expectations of net earnings from our global operations of approximately $0.77 per diluted share. The charges incurred in the fourth quarter of $0.13 per diluted share combined with the majority of the remaining one time expenses totaling $0.19 per diluted share (private debt placement, inventory reduction, Sarbanes-Oxley, Slovakia/China start up) will not carry forward into 2005. While resulting in a difficult year from an earnings perspective, the majority of the one time expenses incurred during 2004 were a direct result of actions taken to further strengthen our global operations for continued growth and profitability in the future."

Mr. Baty continued, "As a percentage of net sales, cost of products sold was 81.8% in the fourth quarter of 2004 compared to 78.9% in the fourth quarter of 2003. For full year 2004 and 2003, cost of goods sold as a percentage of net sales was 79.1% and 77.2%, respectively. In both comparisons, the majority of the change was due to material price inflation, Level 3 implementation costs and the negative impact of inventory reductions.

"Selling, general and administrative expenses for the fourth quarter of 2004 were 9.5% as a percentage of net sales compared to 9.0% for the same period in 2003. The increase was primarily due to Sarbanes-Oxley compliance costs. For the full year, selling, general and administrative expenses as a percent of net sales were 9.8% compared to 8.6% in 2003. This increase was due primarily to Sarbanes-Oxley costs, Level 3 implementation costs and start-up expenses in China and Slovakia.

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

"We continued to generate solid cash flow and made significant progress in reducing our debt in 2004. As of December 31, 2004, total debt minus cash was $63.9 million compared to $79.5 million at December 31, 2003, a reduction of $15.6 million."

Anticipated 2005 Results

Mr. Baty, concluded, "Looking forward into 2005, we face both exciting opportunities and challenges. The start-up of our facilities in Slovakia in 2004 and China in the second half of 2005 will provide us opportunities to both better service our worldwide customers and to realize greater operating efficiencies and additional cost reductions.

"For 2005, we are forecasting relatively flat economics in the U.S. and Europe (automotive down and improving industrial) but overall good capacity utilization Company-wide at current levels of demand. We anticipate total year revenues for 2005 to approximately $337.0 million, up $33.0 million or 11.0% from 2004 levels. Of the total 11.0% forecasted increase in year over year revenue, currency accounts for 4.4%, market share improvements 3.6% and price increases associated with raw material pass through 3.0%.

"Concerning full year earnings, as we have mentioned previously, we do not anticipate many of the one time expenses we incurred in 2004 to continue into 2005. Given the elimination of these expenses coupled with our increasing cost improvement outlook associated with our Level 3 program, our business plan anticipates full year earnings to be in the range of $0.90 to $0.94 per diluted share, up from $0.41 per diluted share in 2004. These earnings projections include provisions for continuing pass through of significant material inflation in our U.S. operations and scrap surcharge pricing levels trending downward in Europe for the balance of 2005. We continue to have ongoing concerns regarding the availability of steel, particularly in our U.S. operations, where steel supplies look to be sufficient for the balance of 2005, but remain both tight and volatile.

"We plan on investing approximately $17.0 million in capital for 2005. This is an increase of $5.0 million from 2004 levels and is a result of our need to fund approximately $8.0 million of capital for the continuing expansion of our Slovakian facility and the start-up of the facility in China. The remaining $9.0 million is related to the ongoing capital requirements of our existing U.S. and European facilities. Excluding the impact of any potential acquisitions in the current year, we are targeting further debt reduction of $12.0 million to $13.0 million for 2005 while maintaining our dividend at $0.32 per diluted share annually."

NN, Inc. manufacturers and supplies high precision bearing components consisting of balls, rollers, seals, and retainers for leading bearing manufacturers on a global basis. In addition, the company manufactures a variety of other plastic components. NN, Inc. had sales of US $304 million in 2004.

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

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "assumptions", "target", "guidance", "outlook", "plans", "projection", "may", "will", "would", "expect", "intend", "estimate", "anticipate", "believe", "potential" or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company's dependence on certain major customers, and other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on 10-K for the fiscal year ended December 31, 2003.

                             Financial Tables Follow

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

                                    NN, Inc.
                         Condensed Statements of Income
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                                              Three Months Ended               Twelve Months Ended
                                                                 December 31,                     December 31,
                                                            2004              2003             2004             2003
Net Sales                                                  $78,275          $67,046         $ 304,089       $ 253,462
Cost of goods sold (exclusive of depreciation
  shown separately below)                                   63,991           52,890           240,580         195,658
Selling, general and administrative                          7,445            6,050            29,755          21,700
Depreciation and amortization                                4,176            3,588            16,133          13,691
Loss (gain) on disposal of fixed asset                         935            (147)               964           (147)
Restructuring and impairment costs                           2,290               --             2,290           2,490
                                                     --------------    -------------    --------------    -----------
Income (loss)from operations                                 (562)            4,665            14,367          20,070

Interest expense, net                                        1,144            1,067             4,029           3,392
Other (income) expense                                       (616)            (172)             (853)              99
                                                     --------------    -------------    --------------    -----------
Income before provision (benefit)for income taxes          (1,090)            3,770            11,191          16,579

Provision (benefit) for income taxes                         (837)            1,096             4,089           5,726

Minority interest in consolidated subsidiary                    --               --                --             675
                                                     --------------    -------------    --------------    -----------

Net income (loss)                                          $ (253)          $ 2,674         $   7,102       $  10,178
                                                     ==============    =============    ==============    ===========
Diluted income (loss) per common share                     $(0.01)          $  0.16         $    0.41       $    0.62
                                                     ==============    =============    ==============    ===========

Weighted average diluted shares                             17,226           17,181            17,151          16,379














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

                                    NN, Inc,
                            Condensed Balance Sheets
                                 (In thousands)
                                   (Unaudited)

                                                                     December 31,          December 31,
                                                                            2004               2003
Assets
Current Assets:
Cash                                                                    $  10,772         $   4,978
Accounts receivable, net                                                   51,597            40,864
Inventories, net                                                           35,629            36,278
Other current assets                                                       10,339             7,781
                                                                      -----------        ----------
Total current assets                                                      108,337            89,901

Property, plant and equipment, net                                        131,169           128,996
Assets held for sale                                                           --             1,805
Goodwill, net                                                              44,457            42,893
Other assets                                                                5,906             4,304
                                                                      -----------        ----------
Total assets                                                            $ 289,869         $ 267,899
                                                                      ===========        ==========

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable                                                        $  45,217         $  32,867
Accrued salaries and wages                                                 16,331            12,032
Income taxes payable                                                        1,599             1,332
Short-term portion of long-term debt                                        7,160            14,725
Other liabilities                                                           4,123             3,220
                                                                      -----------        ----------
Total current liabilities                                               $  74,430         $  64,176

Deferred income taxes                                                      17,857            13,423
Long-term notes payable                                                    67,510            69,752
Accrued Pension and other                                                  14,932            14,080
                                                                      -----------        ----------
Total liabilities                                                       $ 174,729         $ 161,431

Minority interest in consolidated subsidiaries                                 --                --

Total stockholders' equity                                              $ 115,140         $ 106,468
                                                                      -----------        ----------

Total liabilities and stockholders' equity                              $ 289,869         $ 267,899
                                                                      ===========        ==========










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